Exhibit 10.1

STOCK PURCHASE AGREEMENT

By and Between

CTI INDUSTRIES CORPORATION

And

LF INTERNATIONAL PTE. LTD.

Dated as of

January 3, 2020

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of January 3, 2020, is entered into between and among CTI Industries Corporation, a corporation incorporated under the laws of the State of Illinois (the “Company” or “CTI”), and LF International Pte. Ltd., a Singapore company (“Buyer”).

RECITALS

A.     The Company is engaged in the development, production, distribution and sale of unique, innovative flexible film products for commercial and consumer markets;

B.     Buyer desires to purchase 250,000 newly issued shares (the “First Tranche Shares”) of Series A Convertible Preferred Stock of the Company, no par value (the “Shares”), with each Share convertible into ten (10) shares of the Company’s common stock, no par value (the “Common Stock”);

C.     Buyer further desires to purchase an additional 250,000 newly issued Shares (the “Second Tranche Shares”), such that upon issuance and acquisition by Buyer of the Second Tranche Shares, Buyer will own 500,000 Shares, subject to the terms and conditions set forth herein;

D.     Buyer further desires to secure the rights described in this Agreement to nominate candidates to be members of the Board of Directors of the Company (the “Company Board” or the “Board”), to have the Company create new Board seats to be filled by such candidates, to have the Company elect such nominees to the Company Board and to have the Company recommend to shareholders the reelection of such members of the Company Board (collectively, the “Board Appointment Rights”) and the other rights described herein;

E.     The Company wishes to issue and sell to Buyer, and Buyer wishes to purchase from the Company, the First Tranche Shares and the Second Tranche Shares (such First Tranche Shares and the Second Tranche Shares to be purchased, collectively, the “Transaction Shares”); and the Company wishes to extend to Buyer, and Buyer wishes to secure from the Company, the Board Appointment Rights and the other rights described herein; in each case subject to the terms and conditions set forth herein (such issues, sales and purchases of Shares, such grant of Board Appointment Rights and the other rights described herein, and the Name Change (as defined below), collectively, the “Transaction”);

F.     On or prior to the Second Closing, the Company intends to amend its charter to change the Company’s corporate name to “Yunhong CTI Ltd.” (the “Name Change”);

G.     The Company is subject to the public reporting requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the Common Stock listed for trading on the NASDAQ Capital Market (“NASDAQ”);

H.     Pursuant to the Illinois Business Corporation Act and the Exchange Act, as applicable, it is understood and acknowledged that portions of the Transaction contemplated herein, including an amendment to the Company’s charter to effect the Name Change, must be approved by holders of a majority of the outstanding shares entitled to vote, either at a duly convened meeting, or by written consent pursuant to Regulation 14C of the Exchange Act (collectively, the “Company Shareholder Approval”);

I.     Subject to any Company Shareholder Approval, the Company Board has determined (1) that it is in the best interest of the Company and its shareholders to enter into the Transaction and (2) subject to the terms and conditions of this Agreement, to recommend the Transaction to the Company’s shareholders for the Company Shareholder Approval, to the extent such approval is required.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Purchase Price” has the meaning set forth in Section 2.06.

“Agreement” has the meaning set forth in the preamble.

“Benefit Plan” has the meaning set forth in Section 3.12(a).

“Board” has the meaning set forth in the recitals.

“Board Appointment Rights” has the meaning set forth in the recitals.

“CTI” has the meaning set forth in the preamble.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York City are authorized or required by Law to be closed for business.

“Business Confidential Information” has the meaning set forth in Section 5.04(a).

“Buyer” has the meaning set forth in the preamble.

“Buyer Director Nominee” has the meaning set forth in Section 5.05.

“Buyer Party” has the meaning set forth in Section 8.01.

“CERCLA” is defined in the definition of “Environmental Law”.

“Closing” has the meaning set forth in Section 2.08.

“Closing Date” has the meaning set forth in Section 2.08.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the preamble.

“Company Balance Sheet” has the meaning set forth in Section 3.05(c).

“Company Board” has the meaning set forth in the recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.01(b).

“Company Information Statement” means the Information Statement to be filed and mailed to the Company’s shareholders pursuant to Regulation 14C of the Exchange Act in order to provide notice to its shareholders of the actions approved and to be taken in connection with the transactions contemplated hereunder, including but not limited to the Name Change and the issuance of the Transaction Shares pursuant to the rules of the NASDAQ and relevant corporate law.

“Company Intellectual Property” has the meaning set forth in Section 3.07(a).

“Company Material Contract” means: (i) every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act) to which the Company is a party and which is currently in effect, whether or not filed by the Company with the SEC; and (ii) every additional binding contract to which the Company is a party and which is currently in effect, which would be a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act) except for the fact that it was made in the Company’s ordinary course of business.

“Company SEC Documents” has the meaning set forth in Section 3.05(a).

“Company Shareholder Approval” has the meaning set forth in the recitals.

“Company Shareholder Meeting” means the meeting of the shareholders of the Company to be held to consider, to the extent necessary, the adoption of this Agreement and the transactions contemplated hereunder and, to the extent necessary, to approve the Name Change and the issuance of the Transaction Shares pursuant to the rules of the NASDAQ and relevant corporate law.

“Company Subsidiaries” means CTI Supply, Inc. and the Non-U.S. Subsidiaries (each of which, a “Company Subsidiary”).

“Company Real Property Leases” has the meaning set forth in Section 3.08(a).

“Contract” means any contract, agreement, lease, loan, obligation, commitment, arrangement, understanding, instrument, whether oral or written.

“Customs” is defined in the definition of “Customs & International Trade Laws”.

“Customs & International Trade Laws” means any U.S. Law concerning the importation of merchandise, the export or re-export of products (including goods, software, technology and services), the terms and conduct of international transactions, and making or receiving international payments, including but not limited to the Tariff Act of 1930 as amended and other laws and programs administered or enforced by the U.S. Customs and Border Protection (“Customs”), the U.S. Immigration and Customs Enforcement, and their predecessor agencies, the Export Administration Act of 1979 as amended, the Export Administration Regulations, the International Emergency Economic Powers Act as amended, the Arms Export Control Act, the International Traffic in Arms Regulations, any other export controls administered by an agency of the United States Government, Executive Orders of the President of the United States regarding embargoes and restrictions on transactions with designated entities (including countries, terrorists, organizations and individuals), the embargoes and restrictions administered by the United States Office of Foreign Assets Control, the Money Laundering Control Act of 1986 as amended, requirements for the marking of imported merchandise, prohibitions or restrictions on the importation of merchandise made with the use of slave or child labor, the Foreign Corrupt Practices Act of 1977 as amended (“FCPA”) and other applicable anticorruption Laws, the anti-boycott regulations administered by the United States Department of Commerce, the anti-boycott regulations administered by the United States Department of the Treasury, legislation and regulations of the United States and other countries implementing the North American Free Trade Agreement (“NAFTA”) and other free trade agreements to which the United States is a party, antidumping and countervailing duty laws and regulations, and laws and regulations adopted by the governments or agencies of other countries concerning the ability of U.S. Persons to conduct business in those countries, restrictions by other countries on holding foreign currency or repatriating funds, or otherwise relating to the same subject matter as the United States statutes and regulations described above.

“Deductible” has the meaning set forth in Section 8.03.

“Delinquent Reports” has the meaning set forth in Section 6.02(i).

“Disclosure Schedule” means the Disclosure Schedule delivered by the Company concurrently with the execution and delivery of this Agreement, which Disclosure Schedule shall constitute a part of this Agreement.

“Disqualification Event” has the meaning set forth in Section 3.28.

“Dollars or $” means the lawful currency of the United States.

“EGS” means Ellenoff Grossman & Schole LLP.

“Employees” means those Persons employed by the Company immediately prior to the Closing.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment, hypothecation, assignment, preference or other similar encumbrance.

“End Date” has the meaning set forth in Section 7.03(b).

“Environmental Law” means any applicable Law, and any Governmental Order, Environmental Permit or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of human health, safety, welfare, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogues): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq. (“CERCLA”); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) under common control or treated as a single employer with the Company within the meaning of Section 414(b), 414(c), 414(m) or 414(o) of the Code.

“Escrow Account” is defined in the definition of “Escrow Agreement”.

“Escrow Agent” is defined in the definition of “Escrow Agreement”.

“Escrow Agreement” means the Escrow Agreement, dated on or about the date hereof, among the Company, Garden State Securities Inc., Buyer, and an escrow agent that is mutually acceptable to the Company and Buyer (the “Escrow Agent”), pursuant to which the Buyer shall deliver the Aggregate Purchase Price to the escrow account designated thereunder (the “Escrow Account”), to hold in escrow pending satisfaction of closing conditions for the applicable Closing.

“Exchange Act” has the meaning set forth in the recitals.

“FCPA” is defined in the definition of “Customs & International Trade Laws”.

“Financial Statements” has the meaning set forth in Section 3.05(c).

“First Closing” has the meaning set forth in Section 2.04(a).

“First Tranche Purchase” has the meaning set forth in Section 2.02.

“First Tranche Purchase Price” has the meaning set forth in Section 2.03.

“First Tranche Shares” has the meaning set forth in the recitals.

“Form 10-K” has the meaning set forth in Section 6.02(i).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means any materials, chemical, compound, mixture, hazardous substance, hazardous waste, pollutant or contaminant defined, listed, classified or regulated under any Environmental Law.

“Indebtedness” has the meaning set forth in Section 3.23.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: all patents, industrial design rights, trademarks, service marks, trade names, trade dress, copyrights, mask works, inventions, technology, know-how, formulae, trade secrets, confidential and proprietary information, computer software programs, domain names, and other intellectual property, and all registrations and applications for registration of any of the foregoing.

“Intellectual Property Rights” has the meaning set forth in Section 3.07(c).

“Issuer Covered Person” has the meaning set forth in Section 3.28.

“Knowledge of the Company” or the “Company’s Knowledge” or any other similar knowledge qualification, means the actual knowledge (without independent duty of investigation or inquiry) of Frank J. Cesario, Stephen M. Merrick and Jana Schwan.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Losses” means in respect of a party hereto any and all losses, damages, costs, expenses, charges (including all penalties, assessments and fines) which that Person suffers, sustains, pays or incurs in connection with that matter and includes reasonable costs of external legal counsel and other professional advisors and consultants but does not include punitive, special, consequential or indirect losses or loss of profit.

   “Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition, assets and liabilities, or prospects of the Company, or (b) the ability of the Company to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates (provided that such conditions do not affect the Company to a materially greater extent than other Persons in such industry); (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes in applicable Laws or accounting rules (including GAAP); (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (viii) any natural or man-made disaster or acts of God; or (ix) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“Material Shareholder” has the meaning set forth in Section 3.29.

“Money Laundering Laws” has the meaning set forth in Section 3.26.

“NAFTA” is defined in the definition of “Customs & International Trade Laws”.

“Name Change” has the meaning set forth in the recitals.

“NASDAQ” has the meaning set forth in the recitals.

“Non-U.S. Benefit Plan” has the meaning set forth in Section 3.12(a).

“Non-U.S. Subsidiaries” means Flexo Universal, S. de R.L. de C.V., CTI Balloons, Ltd, and CTI Europe GmbH.

“OFAC” has the meaning set forth in Section 3.25.

“Ordinary Course of Business” means the ordinary course of business of the Person in question, consistent with past custom and practice (including with respect to quantity, quality and frequency).

“Penalty” has the meaning set forth in Section 5.16(a).

“Penalty Date” has the meaning set forth in Section 5.16(a).

“Penalty Share” has the meaning set forth in Section 5.16(a).

“Permits” means all permits, licenses, franchises, approvals, authorizations, and consents required to be obtained from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“PNC” means PNC Bank, National Association.

“Proceeding” means any action, arbitration, mediation, audit, hearing, investigation (for which the Company has received written notice), litigation or suit (whether civil, criminal, administrative or judicial, whether formal or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Purchase Price” means the total of the First Tranche Purchase Price plus the Second Tranche Purchase Price.

“Qualified Benefit Plan” has the meaning set forth in Section 3.12(c).

“Real Property” means the real property owned by the Company or any Company Subsidiaries, together with all buildings, structures and facilities located thereon.

“Registrable Securities” has the meaning set forth in Section 5.15.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Schedule Supplement” has the meaning set forth in Section 5.09.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 3.05(a).

“Second Closing” has the meaning set forth in Section 2.07(a).

“Second Tranche Purchase” has the meaning set forth in Section 2.05.

“Second Tranche Purchase Price” has the meaning set forth in Section 2.06.

“Second Tranche Shares” has the meaning set forth in the recitals.

“Shares” has the meaning set forth in the recitals.

“Share Price” has the meaning set forth in Section 2.06.

“Target Date” has the meaning set forth in Section 5.02.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction” has the meaning set forth in the recitals.

“Transaction Shares” has the meaning set forth in the recitals.

“Undertaking” has the meaning set forth in Section 5.16(a).

Article II
PURCHASE AND SALE

Section 2.01.     [Reserved.]

Section 2.02.     First Tranche Purchase and Sale. Upon satisfaction of the applicable closing conditions set forth in Article VI of this Agreement, the First Tranche Purchase Price will be released from the Escrow Account in accordance with the Escrow Agreement, the Company shall issue and sell to Buyer, and Buyer shall purchase from the Company, the First Tranche Shares, for the consideration specified in Section 2.03 (the “First Tranche Purchase”). Delivery of the First Tranche Shares shall be made to Buyer and the Company shall cause Buyer to be duly recorded as the owner of the First Tranche Shares, including on the stock certificates evidencing the First Tranche Shares and in the Company’s share register.

Section 2.03.     First Tranche Purchase Price. The purchase price for the First Tranche Shares shall be $2,500,000.00 (the “First Tranche Purchase Price”), which equals $10.00 per Share.

Section 2.04.     Transactions to be Effected at the First Closing.

(a)     At or prior to the closing of the First Tranche Purchase (the “First Closing”), Buyer shall:

(i)     No later than the date of the execution of this Agreement, deliver to EGS the First Tranche Purchase Price and the Second Tranche Purchase Price pending execution of the Escrow Agreement; and

(ii)     deliver to the Company all other agreements, documents, instruments or certificates that each is required to deliver, and take all actions each is required to take, pursuant to Article VI of this Agreement (without limiting the generality of the foregoing, Buyer shall execute any escrow release notice required for the release of the First Escrow Purchase Price under the Escrow Agreement).

(b)     At or prior to the First Closing, the Company shall:

(i)      deliver to Buyer stock certificates evidencing the First Tranche Shares, free and clear of all Encumbrances; and

(ii)     deliver to Buyer all other agreements, documents, instruments or certificates that the Company is required to deliver, cause to be delivered all documents required to be delivered by advisors to the Company and take all actions the Company is required to take, pursuant to Article VI of this Agreement.

(c)     Effective as of the First Closing, consistent with Buyer’s Board Appointment Rights, the Company shall cause one Buyer Director Nominee, whose name Buyer has submitted to the Company within two (2) Business Days prior to the First Closing, to be elected to the Company Board (subject to reasonable acceptance by the Company).

(d)     Within one (1) Business Day following the execution of this Agreement, but in any event no later than January 3, 2019, the Company shall file with the U.S. Securities and Exchange Commission a Report on Form 8-K to announce the entry into this Agreement and the material terms of the Transaction, including but not limited to the contemplated Name Change.

Section 2.05.     Second Tranche Purchase and Sale. Upon satisfaction of the applicable closing conditions set forth in Article VI of this Agreement, the Second Tranche Purchase Price will be released from the Escrow Account in accordance with the Escrow Agreement, and the Company shall issue and sell to Buyer, and Buyer shall purchase from the Company (such purchase to be effected through release of the Second Tranche Purchase Price), the Second Tranche Shares, for the consideration set forth in Section 2.06 (the “Second Tranche Purchase”). Delivery of the Second Tranche Shares shall be made to Buyer and the Company shall cause Buyer to be duly recorded as the owner of the Second Tranche Shares, including on the stock certificates evidencing the Second Tranche Shares and in the Company’s share register.

Section 2.06.     Second Tranche Purchase Price. The purchase price per Share (the “Share Price”) for the Second Tranche Shares shall be fixed at $10.00 per Share, and the aggregate Purchase Price for the Second Tranche Shares shall equal be $2,500,000.00 (the “Second Tranche Purchase Price” and, together with the First Tranche Purchase Price, the “Aggregate Purchase Price”).

Section 2.07.     Transactions to be Effected at the Second Closing.

(a)     At or prior to the closing of the Second Tranche Purchase (the “Second Closing”):

(i)      The Second Tranche Purchase Price will be released from the Escrow Account to the Company in accordance with the Escrow Agreement; and

(ii)     Buyer shall deliver to the Company all other agreements, documents, instruments or certificates that each is required to deliver, and take all actions each is required to take, pursuant to Article VI of this Agreement (without limiting the generality of the foregoing, Buyer shall execute any escrow release notice required for the release of the Second Escrow Purchase Price under the Escrow Agreement).

(b)     At or prior to the Second Closing, the Company shall:

(i)      deliver to Buyer stock certificates evidencing the Second Tranche Shares, free and clear of all Encumbrances;

(ii)     deliver to Buyer evidence of Company Shareholder Approval and filing acceptance of the charter amendment effecting the Name Change by the Illinois Secretary of State;

(iii)    deliver to Buyer evidence of effectiveness of the Name Change in the marketplace;

(iv)    and deliver to Buyer all other agreements, documents, instruments or certificates that the Company is required to deliver, cause to be delivered all documents required to be delivered by advisors to the Company and take all actions the Company is required to take, pursuant to Article VI of this Agreement.

Each document of transfer or assumption referred to in this Article II (or in any related definition set forth in Article I) that is not attached as an Exhibit to this Agreement shall be in customary form and shall be reasonably satisfactory in form and substance to the parties hereto.

Section 2.08.     Closing. Subject to the terms and conditions of this Agreement, the issuance, purchase and sale of the First Tranche Shares and the Second Tranche Shares contemplated hereby shall take place at a closing (each of the First Closing and Second Closing, a “Closing”) to be held at 1:00 p.m., Eastern time, on the date that is no later than two Business Days after the last of the conditions set forth in Article VI that are applicable to such Closing have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the applicable Closing Date), at the offices of Sichenzia Ross Ference LLP, or at such other time or on such other date or at such other place as the parties may mutually agree upon in writing (each day on which any such Closing takes place, a “Closing Date”).

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedule, the Company represents and warrants to Buyer that the statements contained in this Article III are true and correct.

Section 3.01.     Organization and Authority of the Company.

(a)     The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Illinois, and has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Company Subsidiaries is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each of the Company Subsidiaries is duly licensed or qualified to do business, and is in good standing in each jurisdiction in which the nature of the business conducted or property owned by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and, subject to, in the case of the consummation of the Transaction, receipt of the Company Shareholder Approval as contemplated by Section 5.02, to consummate the transactions contemplated by this Agreement. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company, subject only, in the case of consummation of the Transaction, to the receipt of the Company Shareholder Approval as contemplated by Section 5.02. The Company Shareholder Approval is the only vote or consent of the holders of the Company’s capital stock necessary to approve and consummate the Transaction. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b)     The Company Board, by resolutions duly adopted and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Transaction, are fair to, and in the best interests of, the Company’s shareholders, (ii) determined that management of the Company and the Board shall take all steps necessary to perform the Company’s obligations under this Agreement, subject to the terms and conditions hereof, (iii) directed that the transactions contemplated by this Agreement shall, if required by the rules of the NASDAQ or the Laws, be submitted to Company’s shareholders for their approval, (iv) approved and adopted the issuance of the Transaction Shares, and (iv) resolved to recommend that the Company’s shareholders approve the Name Change as set forth in this Agreement (collectively, the “Company Board Recommendation”).

Section 3.02.     Capitalization.

(a)     The authorized capital stock of the Company consists of (i) 15,000,000 shares of Common Stock, of which 3,879,608 shares are issued and outstanding and 43,658 shares are held in treasury or owned by the Company Subsidiaries, no shares are reserved under the Company’s outstanding warrants, 471,144 shares are reserved for issuance upon exercise of the Company’s outstanding stock options granted to Company employees and directors under the Company’s Benefit Plans, and no shares are reserved for future grants under the Company’s Benefit Plans, in each case at the close of business on the date of this Agreement; and (ii) 3,000,000 shares of preferred stock, no par value, none of which are outstanding. As of the close of business on the date of this Agreement, there are no other Shares issued and outstanding or reserved for issuance and there are no other securities convertible into Shares. The issued and outstanding shares of Common Stock have been, and all shares which may be issued will be, duly authorized, are validly issued, fully paid and non-assessable. At the Closing, Buyer will receive good and marketable title to the Transaction Shares, free and clear of all Encumbrances. Section 3.02(a) of the Disclosure Schedule sets forth a true and complete list of all stock options, warrants or other rights to purchase or receive Shares outstanding as of the date of this Agreement, including the number of Shares subject thereto, expiration dates and exercise prices thereof and the names of the holders thereof. The Company has not issued any capital stock since April 25, 2019, other than (i) pursuant to the exercise of employee stock options under the Company’s stock option plans, (ii) the issuance of shares of Common Stock to employees pursuant to the Company’s employee stock purchase plans and (iii) equity awards made to the officers and key employees of the Company as part of their annual compensation, as described in Section 3.02(a) of the Disclosure Schedule. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement.

(b)     There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth above in Section 3.02(a), (i) there are not issued, reserved for issuance or outstanding (A) any securities convertible into to exchangeable or exercisable for shares of capital stock of the Company or (B) any warrants, subscriptions, calls, options or other rights to acquire from the Company, or any obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company, and (ii) there are not any outstanding obligations of the Company to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. The Company is not a party to any voting agreement with respect to the voting of any such securities.

Section 3.03.     Subsidiaries. Other than the Company Subsidiaries, the Company has no direct or indirect subsidiaries. Except as set forth in Section 3.03 of the Disclosure Schedule, the Company owns, directly or indirectly, all of the capital stock or other equity interests of the Company Subsidiaries, and such capital stock or other equity interests are free and clear of any liens, and all of the issued and outstanding shares of capital stock of the Company Subsidiaries are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

Section 3.04.     No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement, and (assuming the necessity and receipt of evidence of effectiveness of the Company Shareholder Approval) the consummation of the Transaction, do not and will not: (a) result in a violation or breach of any provision of the Articles of Incorporation or Bylaws of the Company; (b) other than as disclosed in this Agreement, result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company or any of its assets; or (c) except as set forth in Section 3.04 of the Disclosure Schedule, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Company Material Contract (however characterized or described) to which the Company is a party or by which its property or business is or may be bound or affected has been duly and validly executed by the Company, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect. Except as set forth in Section 3.04 of the Disclosure Schedule, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the consummation of the Transaction, except for such filings as may be required to be made to the NASDAQ.

Section 3.05.     SEC Filings; Financial Statements; No Undisclosed Liabilities.

(a)     The Company has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2016 (the “Company SEC Documents”), except for the Company’s quarterly report on Form 10-Q under the Exchange Act for the periods ending March 31, 2019, June 30, 2019 and September 30, 2019. The Company has made available to Buyer all such Company SEC Documents that it has so filed or furnished prior to the date hereof. As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact (taken as a whole) or omitted to state a material fact (taken as a whole) required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)     Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC); and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated subsidiaries at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

(c)     The audited balance sheet of the Company as of December 31, 2018 contained in the Company SEC Documents filed prior to the date hereof is hereinafter referred to as the “Company Balance Sheet”. The Company does not have any liabilities (whether known or unknown, accrued, absolute, contingent or otherwise and whether due or to become due) other than liabilities that (i) are reflected or recorded on the Company Balance Sheet and the related consolidated statements of cash flow and operations as of and for the fiscal year ended December 31, 2018 which have been audited (collectively, the “Financial Statements”) (including in the notes thereto), (ii) were incurred since the date of the Financial Statements in the ordinary course of business, or (iii) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)     The Company is not a party to, or has any commitment to become a party to, any off-balance sheet arrangement as such term is defined in Item 303 of Regulation S-K of the SEC.

(e)     The books and records of the Company are consistent in all material respects with the Financial Statements. Except as required by GAAP, the Company has not, between the last day of its most recently ended fiscal year and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on such last day of its most recently ended fiscal year. Since January 1, 2016, the Company has not had any material dispute with any of its auditors regarding accounting matters or policies that is currently outstanding or that resulted (or would reasonably be expected to result) in an adjustment to, or any restatement of, the Financial Statements. No current or former independent auditor for the Company has resigned or been dismissed from such capacity as a result of or in connection with any disagreement with the Company on a matter of accounting practices.

Section 3.06.     Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and except for those matters described in the Company’s SEC Documents filed or furnished following the date of the Company Balance Sheet, the business of the Company has been conducted in the Ordinary Course of Business and there has not been or occurred:

(a)     except as set forth in Section 3.06(a) of the Disclosure Schedule, any Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)     except as set forth in Section 3.06(b) of the Disclosure Schedule, any sale, lease, license or other disposition of any of the assets shown or reflected on the Company Balance Sheet (or any creation, assumption or incurrence of any Encumbrances upon such assets), except in the Ordinary Course of Business and except for any assets having an aggregate value of less than $100,000;

(c)     except as set forth in Section 3.06(c) of the Disclosure Schedule, incurrence of any indebtedness for borrowed money in excess of an aggregate amount of $100,000;

(d)     except as set forth in Section 3.06(d) of the Disclosure Schedule, any entry into an employment agreement (or any amendment or modification of an employment agreement) providing for compensation in excess of $100,000, or any entry into any severance agreement or any labor, or union agreement or plan (or amendments of any such existing agreements or plan);

(e)     except as set forth in Section 3.06(e) of the Disclosure Schedule, any hiring or termination of the employment of any named executive officer of the Company;

(f)     except in the ordinary course of business, any (i) increase in the compensation or benefits payable to any Employee, (ii) modification of any severance policy applicable to any Employee resulting in any increase in the amount of severance payable to any such Employee (or expanding of the circumstances in which such severance is payable) or (iii) crediting of service in connection with any Benefit Plan to any Employee such that the total service credited to any such Employee exceeds the actual services of such Employee to the Company;

(g)     granting Employees and non-employee directors equity compensation awards under Benefit Plans greater than 2% of the total outstanding Shares in the aggregate;

(h)     except as set forth in Section 3.06(h) of the Disclosure Schedule, acquisition of the assets, except in the Ordinary Course of Business and except for any assets having an aggregate value of less than $100,000;

(i)     adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(j)     any liabilities required to be reflected in the Company Balance Sheet, disclosed in accordance with GAAP or disclosed in filings made with the SEC;

(k)     except as set forth in Section 3.06(k) of the Disclosure Schedule, any alteration in the Company’s method of accounting or change of its auditors;

(l)     any dividend or distribution of cash or other property to the shareholders of the Company or purchase, redemption or any agreement to purchase or redeem any Shares or the declaration of any dividend or distribution of cash or other property;

(m)     issuance of any equity securities to any officer, director of Affiliate of the Company, except pursuant to the existing Company equity plans;

(n)     make or change any election with respect to Taxes, amend any Tax Return, or agree to settle any claim or assessment in respect of Taxes for an amount materially in excess of the amount accrued or reserved with respect thereto on the Company Balance Sheet;

(o)     any (i) entering into any multi-year Contract other than any Contract that (1) was entered into in the Ordinary Course of Business and (2) does not involve future payments by the Company of greater than $100,000 during any twelve (12) month period, (ii) material amendment to any Contract other than any amendment that (1) was effected in the Ordinary Course of Business and (2) does not involve future payments by the Company of greater than $100,000 during any twelve (12) month period or (iii) any termination or waiver of any material right under any Contract other than in the Ordinary Course of Business (excluding the expiration of any Contract in accordance with its terms); or

(p)     any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.07.     Intellectual Property.

(a)     Section 3.07(a) of the Disclosure Schedule lists all patents, industrial design rights, trademarks, service marks, trade names, trade dress, copyrights, mask works, inventions, technology, confidential know-how, formulae, trade secrets, confidential and proprietary information, computer software programs, domain names, and other intellectual property, and all registrations and applications for registration of any of the foregoing owned by the Company. Except as would not have a Material Adverse Effect, the Company owns, has a license to use, or has the right to use all Intellectual Property necessary to conduct the business as currently conducted (the “Company Intellectual Property”).

(b)     Except as set forth in Section 3.07(b) of the Disclosure Schedule: (i) to the Company’s Knowledge, the Company Intellectual Property as currently licensed or used by the Company, and the Company’s conduct of its business as currently conducted, do not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any Person; and (ii) to the Company’s Knowledge no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property.

(c)     The Company owns, or has rights to use, all patents, patent applications, industrial design rights, trademarks, trademark applications, service marks, service mark applications, mask works, trade names, trade secrets, inventions, technology, copyrights, licenses, confidential know-how, computer software programs, domain names, and other intellectual property rights and similar rights necessary or required for use in connection with its business as described in the Company SEC Documents and which the failure to so have could have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). The Company has not received a notice (written or otherwise) that any of the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two years from the date of this Agreement, except for those Intellectual Property Rights which expire on their own terms and not as a result of any action or inaction by Company. Except as set forth in Section 3.07(c) of the Disclosure Schedule, the Company Intellectual Property Rights have been properly maintained and all applicable maintenance fees and renewal fees have been paid. The Company has not received, since the date of the latest audited financial statements included within the Company SEC Documents, a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person, except as could not have or reasonably be expected to not have a Material Adverse Effect. All such Intellectual Property Rights are enforceable. Except as set forth Section 3.07(c) of the Disclosure Schedule, the Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.08.     Real Estate and Personal Property.

(a)     Section 3.08(a) of the Disclosure Schedule contains a complete and accurate list of all (i) owned real property and (ii) real property leaseholds or other interests therein leased or subleased or otherwise used or occupied by the Company or Company Subsidiaries, and of all leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. Except as set forth on Section 3.08(a) of the Disclosure Schedule, each of the Company and Company Subsidiaries has good and marketable title in fee simple to the Real Property owned by it and has good and marketable title in all personal property owned by it that is material to its business, in each case free and clear of all Encumbrances, except as disclosed on Section 3.08(a) of the Disclosure Schedule for Encumbrances as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company or Company Subsidiaries.

(b)     The buildings, material improvements, installations and facilities included in the Real Property are free of any material physical or mechanical defects with respect to their intended uses, and all building systems (including heating, ventilation, air-conditioning, elevator, other mechanical, electrical, sprinkler, life safety and plumbing systems) are in normal operating condition, ordinary wear and tear excepted. All water, sewer, gas electric, telephone, drainage facilities and all other utilities required by law or by normal operation of the Real Property are paid for and adequate to service the Real Property in its present use and to permit compliance in all material respects with all requirements of law and normal usage of the Real Property as currently used by the Company.

(c)     The Company has not received written notice of any existing plan or study by any public authority or by any other person or entity that challenges or otherwise adversely affects the continuation of the use or operation of any Real Property and has no Knowledge of any such plan or study with respect to which it has not received written notice. To the Company’s Knowledge, there is no person or entity in possession of any Real Property other than the Company. No third party has any right to acquire any of the Real Property or any interest therein.

Section 3.09.     Legal Proceedings; Governmental Orders.

(a)     Except as set forth in Section 3.09 of the Disclosure Schedule, there are no actions, suits, claims, investigations or other legal proceedings pending or, to the Company’s Knowledge, threatened against or by the Company affecting any of its properties or assets which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, or which, individually or in the aggregate, would reasonably be expected to affect the Company’s ability to perform its obligations under this Agreement or otherwise impede, prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(b)     Except as set forth in Section 3.09 of the Disclosure Schedule, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting (or, to the Company’s Knowledge, investigations involving) the Company or any of its properties or assets which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.10.     Compliance with Laws; Permits.

(a)     The Company is in compliance with all Laws applicable to it or its business, operations, properties or assets, except where the failure to be in compliance, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect and the Company has not received any written notice to the effect that a Governmental Authority claimed or alleged that the Company was not in compliance with all Laws applicable to it, any of its properties or assets or any of its businesses or operations, except for instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b)     All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect, except where the failure to obtain such Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. There has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of (with or without notice or lapse of time or both), any Permit, except for violations, defaults or events that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

Section 3.11.     Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)     Each of the Company and the Company Subsidiaries is, and has been, in compliance with all Environmental Laws, including by obtaining and complying with all Environmental Permits required under applicable Environmental Laws for the operation of the business of the Company as currently conducted.

(b)     The Company has not (i) generated, treated, handled, used, stored, caused or allowed the release or disposal of, arranged for the disposal of, or transported any Hazardous Materials, at, on, to or from (A) any Real Property, or (B) any property or facility which has been named, listed or nominated for potential listing, on any list of contaminated sites promulgated pursuant to CERCLA or any other Environmental Law; or (ii) to its Knowledge caused or allowed the exposure of any employee or any third party to any Hazardous Materials.

(c)     Neither the Company nor any of the Company Subsidiaries has received written notice of and there is no Proceeding pending, or to the Knowledge of the Company, threatened against the Company or the Company Subsidiary, alleging any liability under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. Neither the Company nor the Company Subsidiary is subject to any Governmental Order from, or written agreement by or with, any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.

Section 3.12.     Employee Benefit Matters.

(a)     Section 3.12(a) of the Disclosure Schedule contains a true and complete list of each material pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, membership interest or membership interest-based, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, (i) which is maintained, sponsored, contributed to, or required to be contributed to by Company or any ERISA Affiliate, or (ii) under which Company or any ERISA Affiliate has any Liability, whether maintained, sponsored, or contributed to by the Company or ERISA Affiliate (each, a “Benefit Plan”). Except for statutory obligations with respect to its Non-U.S. Subsidiaries, the Company has separately set forth in Section 3.12(a) of the Disclosure Schedule a description of each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by Company or any Affiliate primarily for the benefit of employees outside of the United States (a “Non-U.S. Benefit Plan”).

(b)     With respect to each material Benefit Plan, the Company has made available accurate, current and complete copies of each of the following: (i) the plan document together with all amendments; (ii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements; (iii) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other material written communications (or a description of any material oral communications) relating to any Benefit Plan; (iv) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (v) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached; (vi) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (vii) the most recent nondiscrimination tests performed under the Code; and (viii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c)     Each Benefit Plan and related trust complies with all applicable Laws and the terms of the Benefit Plan. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter or, with respect to a prototype or volume submitter plan, an opinion letter from the Internal Revenue Service to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxation under Sections 401(a) and 501(a) of the Code, and, to the Company’s Knowledge, nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. All benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Benefit Plan, the terms of all applicable Laws and GAAP.

(d)     No Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a “multi-employer plan” (as defined in Section 3(37) of ERISA). Neither the Company nor any ERISA Affiliate: (i) has withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation; or (ii) has engaged in any transaction which would give rise to a liability of any of the parties under Section 4069 or Section 4212(c) of ERISA. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject Company or any ERISA Affiliate to a material penalty under Section 502 of ERISA or to material tax or penalty under Section 4975 of the Code.

(e)     Other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.

(f)     There are no pending or, to Company Knowledge, threatened action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(g)     Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will: (i) result in the payment to any Employee, director or consultant of any money or other property; or (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant, except as a result of any partial plan termination resulting from this Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

Section 3.13.     Employment Matters.

(a)     The Company is not a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its Employees. Since January 1, 2016, there has not been, nor, to the Company’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company.

(b)     The Company is in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Company, except to the extent non-compliance would not result in a Material Adverse Effect. There are no actions, suits, claims, investigations or other legal proceedings against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

Section 3.14.     Taxes.

(a)     Except as set forth in Section 3.14 of the Disclosure Schedule:

(i)        The Company has filed (taking into account any valid extensions) all Tax Returns required to be filed by the Company. Such Tax Returns are true, complete and correct in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All material Taxes due and owing by the Company have been paid or accrued. No claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(ii)       No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(iii)      There are no ongoing or pending audits, actions, suits, claims, investigations or other legal proceedings by any taxing authority against the Company.

(iv)      The Company is not a party to any Tax-sharing agreement.

(v)       All Taxes which the Company is obligated to withhold from amounts owing to any employee, creditor or third party have been withheld and paid.

(vi)      The Company is not obligated to make any payments and is not a party to any agreement, contract, arrangement or plan that could result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local, or non-U.S. Tax law).

(vii)     The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(1)(A)(ii).

(viii)    The Company has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) and has no liability for the Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or no-U.S. law), as a transferee or successor, by contract or otherwise.

(ix)      The Company is not and has not been a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.601-4(b).

(x)       The Company has not been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(xi)      The Company has (i) complied with the requirements of Section 482 of the Code and the Treasury Regulations thereunder (and all comparable provisions of state, local or foreign law), and (ii) prepared and maintained adequate documentation in respect of transactions with related parties governed by Section 482 of the Code and the Treasury Regulations thereunder (and all comparable provisions of state, local or foreign Law).

(xii)      The Company has not undergone an “ownership change” within the meaning of Section 382(g) of the Code.

(xiii)     There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, credits or similar items of the Company under Section 269, 382, 383, 384 or 1502 of the Code and Treasury Regulations promulgated thereunder (and any comparable provisions of state, local and foreign Tax Law).

(xiv)    The Company is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of an amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax Law).

(xv)     The Company has not agreed to or would reasonably be expected to be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Tax Law by reason of a change in accounting method initiated by the Company for a Tax period ending on or prior to the Closing Date; (ii) closing agreement described in Section 7121 of the Code (or any corresponding or similar provision of federal, state, local, or foreign Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of federal, state, local or foreign Tax Law); or (v) election under Section 108(i) of the Code (or comparable provisions of state, local or foreign Tax Law).

Section 3.15.     Material Contracts. The Company is not a party to, and none of its properties or assets is subject to, any Contract that is required to be filed as an exhibit to a report or filing under the Securities Act or the Exchange Act, other than any Contract that is filed as an exhibit to Company SEC Documents. All the Company Material Contracts are valid and binding on the Company, enforceable against it in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and are in full force and effect. Except as set forth on Section 3.09 of the Disclosure Schedule, neither the Company nor, to the Knowledge of the Company, any third party has violated any provision of, or failed to perform any obligation required under the provisions of any Company Material Contract. Except as set forth on Section 3.09 of the Disclosure Schedule, neither the Company nor, to the Knowledge of the Company, any third party is in breach of or default (with or without notice or lapse of time or both) under, or has received written notice of breach, of any Company Material Contract, or has waived or failed to enforce any rights or benefits thereunder.

Section 3.16.     Insurance. The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company is engaged. None of the insurance policies will lapse or terminate as a result of the Transaction contemplated by this Agreement. The Company has complied with the provisions of such insurance policies. To the Company’s Knowledge, it will be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

Section 3.17.     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, except for 10% fee in cash and warrants deliverable to Garden State Securities, Inc. in connection with the transactions contemplated by this Agreement.

Section 3.18.     Trade Law Compliance.

(a)     Company is in compliance with all applicable Customs & International Trade Laws, and at no time in the past five (5) years has the Company committed any material violation of the applicable Customs & International Trade Laws, and there are no material unresolved disputes or Proceedings concerning any liability of the Company with respect to any such Customs & International Trade Laws.

(b)     The Company has not received written notice that it is currently subject to any civil or criminal investigation, litigation, audit, compliance assessment, Customs-focused assessment, penalty proceeding or assessment, liquidated damages proceeding or claim, forfeiture or forfeiture action, record-keeping inquiry, assessment of additional duty for failure to properly mark imported merchandise, notice to properly mark merchandise or return merchandise to Customs custody, claim for additional Customs duties or fees, denial order, suspension of export privileges, U.S. Government sanction, or any other action, proceeding or claim by a government agency (domestic or foreign) involving or otherwise relating to any alleged or actual violation of the Customs & International Trade Laws or relating to any alleged or actual non-payment of Customs duties, fees, taxes or other amounts owed pursuant to the applicable Customs & International Trade Laws, and in the past five (5) years, all Customs duties and fees, all other import duties and fees owed for merchandise imported by it or imported on its behalf into the United States have been paid by or on behalf of the Company.

(c)     To the Company’s Knowledge, the Company has not made or provided any material false statement or omission to any government agency (domestic or foreign) or to any purchaser of products, in connection with the exportation of commodities, software, or technical data (“items”) or the importation of merchandise, the valuation or classification of imported merchandise or exported items, the duty treatment of imported merchandise, the eligibility of imported merchandise for favorable duty rates or other special treatment, country-of-origin marking, NAFTA Certificates, marking and labeling requirements for textiles and apparel, other statements or certificates concerning origin, quota or visa rights, export licenses or other export authorizations, Electronic Export Information (formerly referred to as Shippers Export Declaration Forms), U.S.-content requirements, licenses or other approvals required by any government or agency, or any other requirement relating to the applicable Customs & International Trade Laws.

(d)     The Company has not, and, no director, officer, employee, agent, representative or other Person acting for or on behalf of the Company has directly or indirectly made, any contribution, gift, bribe, kickback or other payment, whether in the form of money, property or services, to a foreign official for an improper purpose, including (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained for or in respect of the Company or the Company, or (iv) or in any other manner or for any other purpose that violates the FCPA or other applicable anticorruption Laws.

(e)     Company’s records, assets, products, software, and technology (i) are not defense articles or defense services subject to the International Traffic in Arms Regulations, (ii) have an Export Control Classification Number of EAR99, (iii) do not require a license to be exported to any countries with which it has previously conducted business, including without limitation the Peoples Republic of China, or to be disclosed to such countries’ nationals, including without limitation Chinese nationals, and (iv) do not require a license to be disclosed to Buyer, Buyer, or their Chinese national employees.

Section 3.19.     Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to the Company’s Knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration. Except as disclosed in the Company SEC Documents or Section 3.19 of the Disclosure Schedule, the Company has not, in the 12 months preceding the date hereof, received notice from NASDAQ on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of NASDAQ. Except as set forth in Section 3.19 of the Disclosure Schedule, the Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements. The Common Stock are currently eligible for electronic transfer through the Depository Trust Company or another established clearing corporation and the Company is current in payment of the fees to the Depository Trust Company (or such other established clearing corporation) in connection with such electronic transfer.

Section 3.20.     Application of Takeover Protections. The Company and the Board have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Articles of Incorporation and Bylaws (or similar charter documents) or the laws of its state of incorporation or organization that is or could become applicable to the Buyer as a result of the Buyer and the Company fulfilling their obligations or exercising their rights under this Agreement, including without limitation as a result of the Company’s issuance of the Transaction Shares and the Buyer’s ownership of the Transaction Shares.

Section 3.21.     Disclosure. Except with respect to the material terms and conditions of the transactions contemplated by this Agreement, the Company confirms that neither it nor any other Person acting on its behalf has provided any of the Buyer or its agents or counsel with any information that it believes constitutes or might constitute material, non-public information which is not otherwise disclosed in the SEC Documents. The Company understands and confirms that the Buyer will rely on the foregoing representation in effecting transactions in securities of the Company. All of the disclosure furnished by or on behalf of the Company to the Buyer regarding the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, including the Disclosure Schedules to this Agreement, is true and correct and does not contain any untrue statement of a material fact or omit to state any fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The press releases disseminated by the Company during the three (3) years preceding the date of this Agreement taken as a whole do not contain any untrue statement of a material factor or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made and when made, not misleading. The Company acknowledges and agrees that the Buyer has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Article IV hereof.

Section 3.22.     No Integrated Offering. Assuming the accuracy of the Buyer’s representations and warranties set forth in Article IV, neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Transaction Shares to be integrated with prior offerings by the Company for purposes of the Securities Act which would require the registration of the Transaction Shares under the Securities Act, or (ii) any applicable shareholder approval provisions of NASDAQ on which any of the securities of the Company are listed or designated.

Section 3.23.     Solvency. Except as set forth on Section 3.23 of the Disclosure Schedule, based on the consolidated financial condition of the Company as of the applicable Closing Date, after giving effect to the receipt by the Company of the proceeds from the sale of the Transaction Shares hereunder, (i) the fair saleable value of the Company’s assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, consolidated and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). Section 3.23 of the Disclosure Schedule sets forth as of the date hereof all outstanding secured and unsecured Indebtedness of the Company, or for which the Company has commitments. Except as set forth on Schedule 3.23 of the Disclosure Schedule, the Company is not in default with respect to any Indebtedness. For the purposes of this Agreement, “Indebtedness” means (x) any liabilities for borrowed money or amounts owed in excess of $50,000 (other than trade accounts payable incurred in the ordinary course of business), (y) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company’s consolidated balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (z) the present value of any lease payments in excess of $50,000 due under leases required to be capitalized in accordance with GAAP.

Section 3.24.     Foreign Corrupt Practices. Neither the Company nor any Subsidiary, nor to the knowledge of the Company or any Subsidiary, any agent or other person acting on behalf of the Company or any Subsidiary, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any Subsidiary (or made by any person acting on its behalf of which the Company is aware) which is in violation of law, or (iv) violated in any material respect any provision of FCPA.

Section 3.25.     Office of Foreign Assets Control. Neither the Company nor any Subsidiary nor, to the Company’s Knowledge, any director, officer, agent, employee or affiliate of the Company or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

Section 3.26.     Money Laundering. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no Action or Proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company or any Subsidiary, threatened.

Section 3.27.     Private Placement. Assuming the accuracy of the Buyer’s representations and warranties set forth in Article IV, no registration under the Securities Act is required for the offer and sale of the Transaction Shares by the Company to the Buyer as contemplated hereby.

Section 3.28.     No Disqualification Events. With respect to the Transaction Shares to be offered and sold hereunder in reliance on Rule 506 under the Securities Act, none of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the offering hereunder, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Buyer a copy of any disclosures provided thereunder. The Company will notify the Buyer in writing, prior to the Closing Date of (i) any Disqualification Event relating to any Issuer Covered Person and (ii) any event that would, with the passage of time, reasonably be expected to become a Disqualification Event relating to any Issuer Covered Person, in each case of which it is aware.

Section 3.29.     Related Party Transactions. Except for arm’s length transactions pursuant to which the Company makes payments in the Ordinary Course of Business upon terms no less favorable than the Company could obtain from third parties, and except as described in the Company SEC Documents, none of the officers, directors or employees of the Company, nor any stockholders who own, legally or beneficially, five percent (5%) or more of the issued and outstanding shares of any class of the Company’s capital stock (each a “Material Shareholder”), is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any Contract providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from, any officer, director or such employee or Material Shareholder or, to the best knowledge of the Company, any other Person in which any officer, director, or any such employee or Material Shareholder has a substantial or material interest in or of which any officer, director or employee of the Company or Material Shareholder is an officer, director, trustee or partner. There are no claims or disputes of any nature or kind between the Company and any officer, director or employee of the Company or any Material Shareholder, or between any of them, relating to the Company and its business.

Article IV
REPRESENTATIONS AND WARRANTIES OF Buyer

Buyer represents and warrants to the Company that the statements contained in this Article IV in respect of such party, respectively, are true and correct.

Section 4.01.     Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Singapore. Buyer has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of each of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02.     No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the charter and other organizational documents of Buyer; (b) other than as disclosed elsewhere in this Agreement, result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) other than as disclosed elsewhere in this Agreement, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

Section 4.03.     Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the aggregate purchase price for the Transaction Shares and consummate the transactions contemplated by this Agreement to be consummated at the Closings.

Section 4.04.     Legal Proceedings.

(a)     There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby or otherwise impede, prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(b)     There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting (or, to Buyer’s knowledge, investigations involving) Buyer or any Affiliate of Buyer which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

Section 4.05.     Investment Purpose. Buyer is acquiring the Transaction Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Transaction Shares are not registered under the Securities Act, or any state securities laws, and that the Transaction Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Transaction Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

(a)     Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon Buyer’s investigation and the express representations and warranties of the Company set forth in Article III of this Agreement (including the related portions of the Disclosure Schedule); and (b) none of the Company or any other Person has made any representation or warranty as to the Company or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the Disclosure Schedule). Buyer acknowledges that it is solely responsible for obtaining such legal, tax and financial advice as it considers appropriate in connection with its execution and delivery of this Agreement and its purchase of the Transaction Shares and has had an opportunity to obtain such independent legal, tax and financial advice and acquire an understanding of the acknowledgements, representations and warranties and undertakings set out herein.

Section 4.06.     Brokers. No broker, finder or investment banker is entitled to any payment or other consideration from the Company in respect of any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Article V
COVENANTS

Section 5.01.     Conduct of Business Following the First Closing. Following the execution of this Agreement and until the Second Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer, the Company shall: (a) conduct the business of the Company in the ordinary course of business; and (b) use commercially reasonable efforts to maintain and preserve intact the current organization, business and reputation of the Company and to preserve the rights, goodwill and relationships of its Employees, customers, suppliers, regulators and others having business relationships with the Company. Following the execution of this Agreement and until the Second Closing, (i) except as consented to in writing by Buyer, the Company shall not take any action that would cause any of the changes, events or conditions described in Section 3.06 to occur without prior good faith consultations with Buyer (it being understood that such prior good faith consultations shall not require Buyer’s approval), and (ii) the Company shall not take any of the actions described in Section 5.11(a).

Section 5.02.     Company Shareholder Meeting; Preparation of Proxy or Company Information Statement Materials.

(a)     In the event that applicable rules require that the Company convene a shareholder meeting to obtain Company Shareholder Approval in order to effect any of the Closings, then, subject to the terms set forth in this Agreement, the Company shall take all actions necessary to duly call, give notice of, convene and hold the Company Shareholder Meeting as soon as reasonably practicable after the date of this Agreement but no later than sixty (60) days after the date hereof (the “Target Date”). In the event that the Company seeks Company Shareholder Approval by written consent and applicable rules require the Company to file and mail a Company Information Statement in order to effect any of the Closings, then, subject to the terms set forth in this Agreement, the Company shall take all actions necessary to duly obtain the requisite written consent and to file a preliminary Company Information Statement with the SEC as soon as reasonably practicable after the date of this Agreement but no later than twenty (20) days after the date hereof and to mail a definitive Company Information Statement no later than forty (40) days after the date hereof. Notwithstanding anything contained herein to the contrary, the Company shall not be required to hold the Company Shareholder Meeting or file or distribute a preliminary or final Company Information Statement if this Agreement is terminated before such meeting is held or such Company Information Statement is filed or mailed, or applicable.

(b)     Buyer hereby agrees that at any Company Shareholder Meeting, however called, and in any action by consent of shareholders of the Company in lieu of a meeting, Buyer will appear at the meeting (or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum) and, to the extent permitted by NASDAQ and the Series A Certificate of Designation, will vote or consent to the voting of (or cause to be voted or consented) the Shares (a) in favor of the approval of the issuance of the Transaction Shares, (b) in favor of the Name Change, and (c) against any action that is intended to, or that could reasonably be expected to, impede, delay or materially adversely affect the Company Shareholder Approval.

Section 5.03.     Access to Information. Upon reasonable notice, and except as may otherwise be prohibited by applicable Law, the Company shall afford to Buyer and its Representatives reasonable access during normal business hours during the period prior to each Closing to all their respective properties, books, contracts, commitments, personnel and records and, during each such period, the Company shall furnish promptly to Buyer (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws (if not available publically available on Edgar) and (b) all other information concerning its business, properties and personnel as Buyer may reasonably request; provided, however, that the foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality.

Section 5.04.     Confidentiality.

(a)     Buyer covenants and agrees that, from and for a period of six (6) months after the Closing, it shall, and shall use its commercially reasonable efforts to cause its affiliates and representatives to, (i) treat and hold as confidential any proprietary information relating to the Company and the Company Subsidiaries that was provided or exchanged between Company and Buyer in connection with this Agreement and any confidential information relating to the negotiation of the transactions contemplated hereby (the “Business Confidential Information”) and (ii) refrain from using and disclosing the Business Confidential Information except to the extent (A) necessary in connection with their obligations under this Agreement, (B) approved in writing in advance by the Company, (C) required by Law, or (D) compelled by Governmental Order to disclose such Business Confidential Information, provided, however, that prior to any such compelled disclosure, Buyer shall give the Company reasonable advance notice of any such disclosure and shall cooperate with Company in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of such disclosure and/or use of such information.

(b)     Company covenants and agrees that, from and for a period of six (6) months after the Closing, it shall keep confidential information provided by Buyer pursuant to this Agreement; provided, however, that disclosure of matters that become a matter of public record without any fault of Company shall not constitute a breach of any confidential agreement.

Section 5.05.     Board Appointment Rights.

(a)     Appointments.

(i)      Effective as of the First Closing, subject to approval by the relevant Governmental Authorities, the Company shall cause the individual whose name Buyer has submitted to the Company within two (2) Business Days prior to the First Closing, to be elected to the Company Board (subject to reasonable acceptance by the Company) (“Buyer Director Nominee”). The Company shall have created one new Board seat to be filled by such nominee. At the next shareholders’ meeting to occur after the First Closing (provided Buyer or its designees then hold at least 50,000 Shares), the Company shall recommend to its shareholders the reelection of such nominee and shall take all steps necessary and appropriate to effectuate such reelection through the Company’s proxy process. Thereafter, for so long as at least 50,000 Shares are held by Buyer or its designees, the Company shall continue to recommend to its shareholders the reelection of such nominee (or such other Buyer Director Nominee as Buyer may identify to the Company reasonably prior to the beginning of the Company’s proxy process for such reelection) whenever such nominee is required to stand for or stands for reelection and shall take all steps necessary and appropriate to effectuate such reelection through the Company’s proxy process.

(ii)      [Reserved.]

(iii)     Any vacancies created by the resignation, removal or death of a director pursuant to this Section 5.05 shall be filled pursuant to the provisions of this Section.

(iv)     For so long as Buyer owns at least 9.9% of the voting power or equity interest in the Company’s then-outstanding capital stock, in the event there are more than eight members of the Board, Buyer shall be entitled to designate one or more additional directors (who shall be reasonably acceptable to the Company), if necessary, to ensure that the percentage of Buyer nominees serving on the Board most closely approximates the initial ratio of 1/8 board nominees designated by the Buyer relative to the total ownership percentage of the Company’s voting power then-held by the Buyer at any such time following the First Closing. For the avoidance of doubt, if at the time the Company increases the size of the Board to ten directors, Buyer holds 56% of the Company’s voting power, then Buyer will be entitled to a total of two Buyer Director Nominees.

(v)      The Company’s obligations in this Section 5.05(a) in respect of any particular nominee or director are subject to such person’s ongoing compliance with all Laws applicable to U.S. public company directors and with Company governance and board policies. The Board shall adopt such policies and procedures as necessary to ensure that any transactions between Buyer or its Affiliates, on the one hand, and the Company and its subsidiaries, on the other hand, will be approved by the Board consistent with their fiduciary duty to all of the Company’s shareholders and in compliance with applicable requirements of Illinois corporate law. The Board shall ensure that following each Closing the Company properly discloses, pursuant to the rules and regulations of the SEC, any related party transactions.

(b)     As soon as practicable, but in any event no later than the Target Date, the Company shall (if applicable) use its best efforts to convene the Company Shareholder Meeting. In the event that Company Shareholder Approval is obtained by written consent in lieu of a meeting, then the Company shall file a preliminary Company Information Statement with the SEC no later than twenty (20) days after the date hereof and shall mail a definitive Company Information Statement to shareholders no later than forty (40) days after the date hereof.

(c)     Following the date hereof and for as long as Buyer is entitled to the Board Appointment Rights described herein, the Board shall adopt such policies and procedures as may be necessary to ensure that (i) the members of the audit committee of the Board satisfy the requirements of Rule 10A-3 under the Exchange Act and the applicable independence and audit committee composition rules of the NASDAQ, and (ii) the Company’s independent public auditors will continue to be appointed by the audit committee of the Board in compliance with the requirements of the NASDAQ and the SEC, including Rule 10A-3 under the Exchange Act.

Section 5.06.     Future Equity Issuances.

(a)     Prohibition on Variable Rate Transactions. For so long as at least 10% of the Shares issued in this Transaction remain outstanding, the Company will not, without the prior written consent of holders owning at least 80% of the number of Shares then outstanding, (i) enter into a Variable Rate Transaction, (ii) issue any additional shares of preferred stock or debt which shall rank senior in any terms to the Shares, or (iii) reprice any outstanding shares of Common Stock or Common Stock equivalents or issue any Common Stock or any Common Stock equivalents below $1.00 per share, excluding equity-based awards issued at the market price for the Company’s Common Stock on the date of grant pursuant to the Company’s current stock option plan and the issuance of Common Stock upon exercise or conversion of currently outstanding securities.

(b)     “Variable Rate Transaction” means a transaction in which the Company (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, additional shares of Common Stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock or (ii) enters into, or effects any transaction under, any agreement, including, but not limited to, an equity line of credit, an "at-the-market" offering or similar agreement, whereby the Company may issue securities at a future determined price.

(c)     For the avoidance of doubt, no provision of this Agreement or any other document executed or delivered in connection with the Transaction will restrict or limit the right of the Company to sell up to an additional 200,000 Shares at a purchase price of $10 per share, at any time in the Company’s discretion; provided, that, the purchasers of such additional Shares will execute lock-up agreements under which they will agree that, for a period of six (6) months from the date of issuance, such purchaser shall not lend, offer, pledge, contract to sell, sell any option or contract to transfer, purchase any option or Contract to sell, grant any option, right or warrant to purchase, or otherwise transfer, directly or indirectly, any Shares so purchased.

Section 5.07.     Governmental Approvals and Other Third-Party Consents.

(a)     Each party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all shareholder approvals and other consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each party shall cooperate fully with the other party in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. Notwithstanding the foregoing, no party hereto shall be required to agree to any divestitures, licenses, hold separate arrangements, mitigation agreements or similar matters, including covenants affecting business operating practices, if such divestitures, licenses, arrangements, agreements or similar matters, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, assets and liabilities (contingent or otherwise), taken together, or financial condition of the Company or Buyer, respectively.

(b)     The Company shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.04 of the Disclosure Schedule. Each party shall be responsible for paying those fees or expenses incurred in such party’s efforts to obtain consents or approval from those third parties from whom consent or approval is sought.

Section 5.08.     Reasonable Efforts to Satisfy Closing Conditions. From the date hereof until the applicable Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VI hereof. In connection with the foregoing, subject to the terms set forth in this Agreement, Buyer and the Company shall each take all actions necessary to duly call, give notice of, convene and hold a general meeting of the Company’s shareholders, or to provide notice of stockholder action to be taken by written consent in lieu of a meeting, to the extent required for the purpose of obtaining and effecting the Company Shareholder Approval or other shareholder approvals, if deemed required under applicable law and the NASDAQ rules, as soon as reasonably practicable after the date of this Agreement but no later than the Target Date, and, in connection therewith, the Company and its Affiliates shall take such actions as are required by applicable law and the rules of the applicable stock exchange to secure applicable shareholder approvals.

Section 5.09.     Supplement to Disclosure Schedule. From time to time prior to each applicable Closing, each of the Company and Buyer shall have the right (but not the obligation) to supplement or amend the Disclosure Schedule hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including without limitation for purposes of the termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 6.02 have been satisfied.

Section 5.10.     Public Announcements. The initial public announcements by the Company and Buyer, respectively, with respect to this Agreement and the transactions contemplated hereby shall be mutually agreed to by the Company and Buyer and shall be issued as soon as practicable following the execution of this Agreement and outside of NASDAQ trading hours. Thereafter, unless otherwise required by applicable Law or NASDAQ requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement. Buyer and Company acknowledge that a copy of this Agreement will be included on a Report on Form 8-K filed by the Company with the SEC no later than one (1) Business Day following execution of this Agreement and in any event, no later than January 3, 2019.

Section 5.11.     Additional Covenants.

(a)     From the date of this Agreement until the earlier of the Second Closing or termination of this Agreement pursuant to Article VII, the Company shall not take any of the following actions without Buyer’s prior express written approval:

1.	selling or pledging of all or substantially all of the assets of the Company or a voluntary filing for bankruptcy or liquidation;

2.	changing existing legal rights or preferences of the particular class of stock held by minority investors, as provided in the relevant corporate documents governing such shares; or

3.

amending the Company’s articles of incorporation, bylaws, constituent agreement, or other organizational documents of the Company, including but not limited to an amendment to change the Company’s corporate name to a name that is not substantially similar to the name contemplated by the Name Change.

(b)     Following the Second Closing, for so long as Buyer beneficially owns more than 9.9% of the voting power or outstanding Common Stock of the Company, on an as-converted basis, shall not, without the prior written consent of Buyer, take any action to amend the Company’s articles of incorporation, bylaws, constituent agreement, or other organizational documents of the Company, including but not limited to an amendment to change the Company’s corporate name to a name that is not substantially similar to the name contemplated by the Name Change; provided that no provision of this Agreement will limit the right of the Company to amend its articles of incorporation to increase the amount of the Company’s authorized capital stock without the prior written consent of Buyer to the extent that such consent is not required by applicable law.

(c)     The Company shall (i) timely submit a plan of compliance to NASDAQ for the Company’s failure to hold its annual shareholder meeting in 2019 as soon as practicable following the First Closing and (ii) hold its annual shareholder meeting by the End Date.

Section 5.12.     Use of Proceeds. The net proceeds of this Transaction will be used as follows, in order of priority: $2,000,000 will be used to pay down the revolving credit balance owed to PNC, $1,000,000 will be used to pay down outstanding vendor payments set forth in Section 3.09 of the Disclosure Schedule, up to $1,000,000 will be used for expenses in connection with the relocation of the Company’s operations and the balance of proceeds will be used for general working capital and/or capital expenditures.

Section 5.13.     Engagement of Auditor. For a period terminating the earlier of (i) three (3) years following the First Closing, or (ii) such date as the Buyer no longer owns at least 50,000 Shares, the Company shall engage a PCAOB-qualified independent registered accounting firm approved by Buyer. RBSM LLP will be deemed an acceptable auditor under this section.

Section 5.14.     Engagement of Legal Counsel. For a period terminating the earlier of (i) three (3) years following the First Closing, or (ii) such date as the Buyer no longer owns at least 50,000 Shares, the Company shall engage a U.S. legal counsel approved by Buyer.

Section 5.15.     Piggyback Registration Rights. Buyer shall have the right, for as long as any Shares are outstanding, to include all or any portion of the shares of Common Stock underlying the Shares (collectively with any successor securities, the “Registrable Securities”) as part of any other registration of securities filed by the Company (other than in connection with a transaction contemplated by Rule 145(a) promulgated under the Securities Act or pursuant to Form S-8 or any equivalent form). In the event of such a proposed registration, the Company shall furnish Buyer with not less than ten (10) days’ written notice prior to the proposed date of filing of such registration statement. Such notice to Buyer shall continue to be given for each registration statement filed by the Company until such time as all of the Registrable Securities have been sold by Buyer. The holders of the Registrable Securities shall exercise the piggy-back rights provided for herein by giving written notice, within five (5) days of the receipt of the Company’s notice of its intention to file a registration statement. Notwithstanding the foregoing; if, solely in connection with any primary underwritten public offering for the account of the Company, the managing underwriter thereof shall, in its reasonable discretion, impose a limitation on the number of Registrable Securities which may be included in the registration statement because, in such underwriter’s judgment, marketing or other factors make such limitation necessary to facilitate public distribution, then the Company shall be obligated to include in such registration statement only such limited portion of the Registrable Securities with respect to which the Buyer requested inclusion hereunder as the underwriter shall reasonably permit; provided, however, that the Company shall not exclude any Registrable Securities unless the Company has first excluded all outstanding securities, the holders of which are not entitled to inclusion of such securities in such registration statement or are not entitled to pro rata inclusion with the Registrable Securities. Buyer (or its transferees) shall be entitled to three piggy-back registrations pursuant to this Section 5.15. Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any piggy-back registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the registration statement. The Company (whether in its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a registration statement subject to piggy-back registration at any time prior to the effectiveness of the registration statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the holders of Registrable Securities in connection with such piggy-back registration as provided in this Section 5.15. The Company shall bear all fees and expenses attendant to registering the Registrable Securities pursuant to this Section 5.15, including the reasonable and documented expenses (not to exceed $20,000) of a single legal counsel selected by the holders to represent them in connection with the sale of the Registrable Securities, but the holders shall pay any and all underwriting commissions or brokerage fees related to the Registrable Securities. The Company shall use its commercially reasonable efforts to cause any registration statement filed pursuant this Section 5.15 to remain effective for as long as any Shares are outstanding.

Section 5.16.     Penalties.

(a)     To the extent that (i) the Name Change is not effected by the Target Date, (ii) the Form 10-K is not filed by March 30, 2010, or (iii) the Company has not regained compliance with respect to its Delinquent Reports by the Target Date (each of (i), (ii) and (iii) an “Undertaking”), in addition to all other available remedies which Buyer may pursue, the Company shall pay additional damages to Buyer on each business day after such thirtieth (30th) day (each, a “Penalty Date”) that such Undertaking is not timely effected in an amount equal two percent (2%) of the Aggregate Purchase Price (the “Penalty”), which Penalty shall be paid in such number of shares of Common Stock valued at $1.00 per share (the “Penalty Shares”). Such Penalty shall be assessed on each thirty-day period that such Undertaking is not timely effected, and shall be paid within five (5) days of the applicable Penalty Date, until such Undertaking is effected.

(b)     The Company shall reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of issuing the Penalty Shares, such number of shares as shall from time to time be sufficient to issue any Penalty Shares pursuant to Section 5.16(a); provided that the number of shares so reserved shall at no time be less than 500,000 shares of Common Stock.

Section 5.17.     Further Assurances. Following each Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions, as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement to be consummated as of such Closing.

Article VI
CONDITIONS TO CLOSING

Section 6.01.     Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement at the applicable Closing shall be subject to the fulfillment, at or prior to the corresponding Closing Date, of each of the following conditions:

(a)     On or prior to the Second Closing, the Name Change shall have taken effect, and notice of such approval and effectiveness thereof provided to the other party.

(b)     The Company shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.04, including without limitation evidence of NASDAQ clearance in form and substance reasonably satisfactory to Buyer and the Company, and no such consent, authorization, order or approval shall have been revoked.

(c)     No suit, action or other proceeding shall be pending before any Government Authority (i) in which the restraint or prohibition of the transactions contemplated hereby is sought, or (ii) that could reasonably be expected to have a Material Adverse Effect. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(d)     Within five (5) business days after the date hereof and prior to the First Closing, the Escrow Agreement shall have been executed and delivered to each party.

Section 6.02.     Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement at the applicable Closing shall be subject to the fulfillment or Buyer’s waiver, at or prior to the corresponding Closing Date, of each of the following conditions:

(a)     The representations and warranties of the Company contained in Article III shall be true and correct in all material respects as of such Closing Date, with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect; provided, that the representations and warranties of the Company contained in Section 3.02 shall be true and correct in all respects as of such Closing Date, with the same effect as though made at and as of such date, without exception for immaterial errors or otherwise.

(b)     On or prior to the First Closing, Buyer shall have satisfactorily completed its due diligence review of the Company and its business.

(c)     On or prior to the First Closing, the Company shall have engaged a PCAOB-qualified, independent registered accounting firm previously approved by Buyer.

(d)     On or prior to the First Closing, the Company shall have filed the Certificate of Designation for the Shares with the Illinois Secretary of State and delivered to Buyer evidence of the Illinois Secretary of State’s acceptance thereto.

(e)     On or prior to the First Closing, the Company shall have delivered a forbearance agreement executed by PNC in form and substance acceptable to PNC and reasonably acceptable to Buyer, pursuant to which PNC agrees (i) to forbear from taking action against the Company until December 31, 2020 with respect to events of default which have occurred on or prior to the First Closing and (ii) consent to the transactions contemplated by this Agreement, and which forbearance agreement shall include customary terms, conditions and covenants acceptable to PNC.

(f)     The Company shall have duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on such Closing Date.

(g)     Buyer shall have received a certificate, dated as of such Closing Date and signed by a duly authorized officer of the Company, that each of the applicable conditions set forth in this Section 6.02 have been satisfied.

(h)     Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the consummation of the Transaction, including without limitation election of the Buyer Director Nominee pursuant to the terms hereof, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby, and (ii) with respect to the Second Closing, receipt of evidence of the effectiveness of the Name Change.

(i)     On or prior to the Second Closing, the Company shall have filed its annual report on Form 10-K for the fiscal year ended December 31, 2019 (the “Form 10-K”) and shall have regained compliance with respect to its quarterly reports on Form 10-Q under the Exchange Act for the periods ending March 31, 2019, June 30, 2019 and September 30, 2019 (the “Delinquent Reports”).

(j)     Within five (5) business days prior to the Second Closing, the Company shall have received confirmation from NASDAQ that it has regained compliance with the NASDAQ Listing Rule 5550(b)(1).

(k)     The Company shall have delivered, or caused to be delivered, to Buyer stock certificates evidencing the Transaction Shares being purchased at such Closing, free and clear of Encumbrances.

(l)     At or prior to the First Closing, the Company shall cause the Buyer Director Nominee to be elected to the Company Board, effective as of such Closing, all in accordance with the organizational documents of the Company and in compliance with all applicable Laws, including the Securities Act and the Exchange Act.

(m)     At each Closing, Buyer shall have received from the Company the Disclosure Schedule, and from counsel to the Company a legal opinion dated as of each such Closing Date, in form and substance acceptable to Buyer.

Section 6.03.     Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement at the applicable Closing shall be subject to the fulfillment or the Company’s waiver, at or prior to the corresponding Closing Date, of each of the following conditions:

(a)     The representations and warranties of Buyer contained in Article IV shall be true and correct in all material respects as of such Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Buyer’s or Buyer’s ability to consummate the transactions contemplated hereby.

(b)     Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on such Closing Date.

(c)     The Company shall have received a certificate, dated as of such Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in (a) and (b) have been satisfied.

(d)     The Company shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the Transaction and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

(e)     On or prior to the execution of this Agreement, Buyer shall have delivered to EGS cash in an amount equal to the Aggregate Purchase Price for all Transaction Shares to be purchased pursuant to this Agreement) by wire transfer in immediately available funds, which funds shall be transferred to the Escrow Account upon execution of the Escrow Agreement, to an account or accounts that has been designated by the Company in a written notice to Buyer.

Article VII
TERMINATION

Section 7.01.     Termination by Mutual Consent. This Agreement may be terminated at any time prior to the applicable Closing Date (notwithstanding any receipt of Company Shareholder Approval) by mutual written consent of Buyer and the Company.

Section 7.02.     Termination by Either Buyer or the Company. This Agreement may be terminated by either Buyer or the Company at any time prior to the applicable Closing Date (notwithstanding receipt of the Company Shareholder Approval):

(a)     if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Transaction or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(c) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Law or Governmental Order; or

(b)     if the condition to Closing set forth in Section 6.01(b) is not reasonably capable of being satisfied or on or prior to the End Date; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(e) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, such failure.

Section 7.03.     Termination by Buyer. This Agreement may be terminated by Buyer at any time prior to the applicable Closing Date if:

(a)     there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach would give rise to the failure of a condition to the Closing set forth in Section 6.02(a) or Section 6.02(b), as applicable, and such breach is not cured by the Company within thirty (30) days following receipt of written notice of such breach from Buyer;

(b)     if the Name Change has not been duly effected on or prior to one hundred thirty-five (135) days after the date hereof, which may be extended by Buyer’s prior written consent (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.03(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Name Change to be consummated on or before the End Date; and provided further, that to the extent the Name Change is not duly effected on or prior to the Target Date, certain penalties shall apply pursuant to Section 5.16 herein;

(c)     if the Company has not filed the Form 10-K by March 30, 2020 or regained SEC compliance with respect to its Delinquent Reports by the End Date; provided, however, that the right to terminate this Agreement pursuant to this Section 7.03(c) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Form 10-K to be filed or the Delinquent Reports to become SEC-compliant by the applicable date set forth herein; and provided further, that to the extent the Form 10-K or the Delinquent Reports have not been filed in SEC-compliant form prior to the dates specified in this Section 7.03(c), certain penalties shall apply pursuant to Section 5.16 herein.

Section 7.04.     Termination by the Company. This Agreement may be terminated by the Company at any time prior to the applicable Closing Date if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, which breach would give rise to the failure of a condition to the Closing set forth in Section 6.03(a) or Section 6.03(b), as applicable, and such breach is not cured by Buyer within thirty (30) days following receipt of written notice of such breach from the Company.

Section 7.05.     Notice of Termination. The party desiring to terminate this Agreement pursuant to Section 7.02, Section 7.03 or Section 7.04 shall deliver written notice of such termination to the other party hereto specifying with reasonable particularity the reason for such termination, and any such termination shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to Article VII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any shareholder, director, officer, employee, agent or Representative of such party) to any other party hereto, except (i) with respect to Section 5.04, Article VIII and Article IX, which shall remain in full force and effect and (ii) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

Section 7.06.     Effect of Termination. In no event shall termination of this Agreement (except on the basis of fraud) affect the issuance, purchase and sale of Shares previously duly issued and purchased in a prior Closing pursuant to this Agreement.

Article VIII
INDEMNIFICATION

Section 8.01.     Indemnification by the Company. Subject to the other terms and conditions of this Article VIII, the Company shall indemnify and hold harmless Buyer, its directors, officers, stockholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Purchaser (within the meaning of Section 15 of the 1933 Act and Section 20 of the Exchange Act), and the directors, officers, stockholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling person (each, a “Buyer Party”) from and against all Losses incurred by Buyer Parties, respectively, due to any third-party claim related to or arising under any material breach of representation, warranty, or covenant by the Company under this Agreement.

Section 8.02.     Indemnification by Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and hold harmless the Company from and against all Losses actually incurred by the Company due to any third-party claim related to or arising under any material breach of representation, warranty, or covenant by Buyer under this Agreement.

Section 8.03.     No party shall be liable to any other for indemnification under this Article VIII until the aggregate amount of all Losses in respect of indemnification under this Article VIII exceeds an amount equal to 1.0% of the Purchase Price paid by Buyer (the “Deductible”), in which event the indemnifying party shall only be required to pay or be liable for Losses in excess of the Deductible. With respect to any claim as to which a party may be entitled to indemnification under this Article VIII, the indemnifying party shall not be liable for any individual or series of related Losses until the aggregate amount of such losses exceeds $25,000. The aggregate amount of all Losses for which an indemnifying party shall be liable pursuant to this Article VIII shall not exceed an amount equal to 100% of the Transaction Shares paid for by Buyer.

Section 8.04.     Payments pursuant to this Article VIII in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the indemnified party in respect of any such claim or Loss. The indemnifying party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses.

Section 8.05.     In no event shall a party be liable to any other for any claims or Losses arising out of this Article VIII for special, indirect, punitive, exemplary, speculative or other damages that are not reasonably foreseeable.

Section 8.06.     No party shall be liable under this Article VIII for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of the breaching party contained in this Agreement if the party seeking payment under this Article VIII in respect of such inaccuracy or breach had actual knowledge of such inaccuracy or breach prior to the execution of this Agreement.

Section 8.07.     No party shall be liable under this Article VIII for any Losses to the extent resulting solely from actions undertaken or omissions by another party, including the failure to obtain the requisite Company Shareholder Approval or approvals from the relevant Governmental Authorities.

Article IX
MISCELLANEOUS

Section 9.01.     Expenses. Except as otherwise expressly provided in Section 5.07(b), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.02.     Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by an internationally recognized overnight courier (receipt requested); or (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to the Company:	CTI Industries Corporation 22160 N. Pepper Road
Lake Barrington, IL 60010 Phone: 847-382-1000 Facsimile Email: fcesario@ctiindustries.com Attn: Frank J. Cesario, CFO and Acting CEO

with a copy to:	Sichenzia Ross Ference LLP 1185 Avenue of the Americas, 37th Floor New York, New York 10036 Phone: 212-930-9700
Facsimile: 212-930-9725 Email: trose@srf.law Attn: Thomas A. Rose, Esq.

If to Buyer:	LF International Pte. Ltd.
470 North Bridge Road #05-12, Bugis Cube, Singapore 188735 Email: li.yubao@yunhongholdings.com Attn: Yubao Li

with a copy to:	Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas New York, NY 10105 Attn: Barry I Grossman, Esq.

Section 9.03.     Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedule and Exhibits mean the Articles and Sections of, and Disclosure Schedule and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedule and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.04.     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.05.     Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.06.     Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule), the statements in the body of this Agreement will control.

Section 9.07.     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed. No assignment or change or division in the ownership of the Shares of the Company set forth in this Agreement, however accomplished, shall enlarge the obligations or diminish the rights of the Company. Without limiting the foregoing, the total number of Buyer Director Nominees which the Company is obligated to appoint under Section 5.05 shall be apportioned to Buyer and any assignee in proportion to the voting interest of such assignee to the total voting interest held by Buyer and such assignee. Assignment of this Agreement, if approved, shall be subject to written agreement by the assignee to assume all rights and obligations under this Agreement. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.08.     No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.09.     Amendment. At any time prior to the Closing Date, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Shareholder Approval, by written agreement signed by each of the parties hereto; provided, however, that following the receipt of the Company Shareholder Approval, there shall be no amendment or supplement to the provisions of this Agreement which by Law or in accordance with the rules of any relevant self- regulatory organization would require further approval by the holders of Shares, without such approval.

Section 9.10.     Extension; Waiver. At any time prior to the Closing Date, Buyer or the Company may (a) extend the time for the performance of any of the obligations of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered under this Agreement, or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

Section 9.11.     Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)     This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule.

(b)     ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY AND COUNTY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11(c).

Section 9.12.     Survival of Company’s Representations. All covenants, agreements, representations and warranties made by the Company herein shall, notwithstanding any investigation by the Buyer, be deemed material and relied upon by the Buyer and shall survive the making and execution of this Agreement and the sale and purchase of the Shares, and shall be deemed to be continuing representations and warranties until the earlier of (i) the two-year anniversary of the Second Closing and (ii) such time as the Company have fulfilled all of its obligations to the Buyer hereunder and under all other documents, and the Buyer has been indefeasibly paid in full.

Section 9.13.     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, .pdf file, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CTI INDUSTRIES CORPORATION

By /s/ Frank J. Cesario

Name: Frank J. Cesario

Title: Chief Financial Officer and Chief Executive Officer

LF INTERNATIONAL PTE. LTD.

By /s/ Yubao Li

Name: Yubao Li

Title: Authorized Representative

DISCLOSURE SCHEDULE

Section 3.02(a)

Shares outstanding     3,879,608

Outstanding options        471,144 (includes restricted stock and shares reserved under Stock Incentive Plan for Jeffery Hyland)

No other shares to be issued subject to contractual obligation as of the date of this response.

CTI Stock Incentive Plan was adopted, but never implemented.

Section 3.03

The Company owns approximately 99.9% of the issued and outstanding capital stock of Flexo Universal, S. de R.L. de C.V. (“Flexo Universal”), approximately 52% of the issued and outstanding capital stock of CTI Europe GmbH and approximately 28.5% of Clever Container LLC. The Company is in the process of liquidating CTI Europe GmbH and anticipates selling its ownership in Flexo Universal on or about December 31, 2019. The Company has pledged all of its ownership in Flexo Universarl to PNC pursuant to that certain pledge agreement, dated December 14, 2017.

Section 3.04

The Company is in breach of contract with each of the following vendors and in the following alleged amounts:

●	Advansix - $19,151.33
●	CMA Flodyne - $13,068.10
●	Tempkin PPC - $24,612.28
●	Fedex Trade - $164,533.69
●	Ron's Staffing - $420,211.57
●	Vanguard Energy - $12,325.44
●	Plante Moran - $217,200.00
●	PSI Impreglon - $4,447.00
●	Batavia Container - $110,441.99
●	MIF 800 Church (Lake Zurich), LLC - $50,000
●	S. C. Johnson & Sons, Inc. - $250,000

The Company must also obtain the approval of PNC pursuant to the terms of that certain Credit, Term Loan and Security Agreement dated December 14, 2017 by and between the Company, PNC, and the other parties a signatory thereto, as amended from time to time thereafter.

This Agreement will violate the “change of control” provisions set forth in that certain Trademark License Agreement dated as of December 9, 2011, by and between the Company and S. C. Johnson & Sons, Inc. (this agreement terminates as of December 31, 2019 except for a tail for first quarter 2020 sales).

Section 3.06(a)

a.	The worldwide Helium shortage as a result of the conflict between Qatar and Saudi Arabia and the impact on revenue
b.	2018 Year End Audit Opinion contained going concern qualification
c.	Pending elimination of vacuum sealing business area.
d.	Pending winddown of the Company’s Non-U.S. Subsidiaries

Section 3.06(b)

None; the Company is currently negotiating the disposition or liquidation of its Non-U.S. Subsidiaries.

Section 3.06(c)

None

Section 3.06(d)

The Company anticipates entering into a consulting agreement with Jeffery Hyland, its former Chief Executive Officer on, or shortly after, December 31, 2019.

Section 3.06(e)

In December 2019, Jeffery Hyland resigned as the Company’s Chief Executive Officer and Sam Komar resigned as the Company’s Vice President of Sales

Section 3.06(h)

None

Section 3.06(k)

None

Section 3.07(a)

See attached

Section 3.07(b)

None

Section 3.07(c)

The Company is in violation of that certain Trademark License Agreement dated as of December 9, 2011, by and between the Company and S. C. Johnson & Sons, Inc. on account of its failure to pay amounts owed under such agreement.

The Company let certain foreign patent rights terminate by not paying maintenance fees.

Section 3.08(a)

Company:

1.	Owned Real Property:

22160 N. Pepper Road

Barrington, Illinois 60010

The Company granted PNC a mortgage on the Owned Property Agreement

2.	Leased Real Property:

800 North Church Street

Lake Zurich, Illinois,

Non-U.S. Subsidiaries

The Company’s Non-U.S. Subsidiaries are parties to certain leases that will be terminated or sold in connection with the disposition of such subsidiaries. Except for the Company’s guaranty of Flexo Universal’s lease, the Company is not a party to such leases.

Section 3.09

The Company is in breach of contract with each of the following vendors and in the following alleged amounts:

●	Advansix - $19,151.33
●	CMA Flodyne - $13,068.10
●	Tempkin PPC - $24,612.28
●	Fedex Trade - $164,533.69
●	Ron's Staffing - $420,211.57 (litigation pending)
●	Vanguard Energy - $12,325.44 (litigation pending)
●	Plante Moran - $217,200.00

●	PSI Impreglon - $4,447.00
●	Batavia Container - $110,441.99
●	MIF 800 Church (Lake Zurich), LLC - $50,000 (representing the final payment due on January 31, 2020 under an agreement resolving a cause of action filed by MIF)
●	S. C. Johnson & Sons, Inc. - $250,000

The Company owes Garden State Securities, Inc. brokerage fees in connection with a prior transaction and in the amount of approximately $250,000.

The Company is in violation of that certain Trademark License Agreement dated as of December 9, 2011, by and between the Company and S. C. Johnson & Sons, Inc. on account of its failure to pay amounts owed under such agreement.

The Company is past due with respect to several trade vendors, many of whom have threatened, but not commenced, litigation.

Section 3.12(a)

CTI 401(k) Plan

Section 3.14

The Company has not filed its US Federal and Illinois State tax returns for the fiscal year ended December 31, 2018

Section 3.19

The Company’s net worth is below NASDAQ’s minimum net worth requirements and its stock price is below NASDAQ’s minimum stock price.

Nasdaq has informed the Company that it is not in compliance with NASDAQ’s listing rules because the Company failed to hold an annual shareholder meeting in 2019.

Section 3.23

Amounts owed to PNC pursuant to that certain Credit, Term Loan and Security Agreement dated December 14, 2017 by and between the Company, PNC, and the other parties a signatory thereto, as amended from time to time thereafter. The Company is currently in default with respect to its obligations to PNC under such credit agreement however PNC has agreed to forbear from exercising its rights and remedies under such credit agreement.

The Company has guaranteed the obligations to Flexo Universal’s landlord, which guaranty is anticipated to survive the disposition of Flexo Universal.

There are intercompany transactions between the Company and its Non-U.S Subsidiaries that are anticipated to be resolved in connection with the disposition or liquidation of such subsidiaries.